EXHIBIT G

Form of Notice of Proposed Transactions

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35- ; 70-_____)

Filings Under the Public Utility Holding Company Act of 1935
("Act")

ENTERGY MISSISSIPPI, INC.

August_______ __, 2003

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ________ _, 2003 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Entergy Mississippi, Inc. (70-______)

Entergy Mississippi, Inc. ("Entergy Mississippi"), 308 East Pearl Street, Jackson, Mississippi 39201, an electric utility subsidiary of Entergy Corporation, a registered holding company, has filed an application-declaration pursuant to Sections 6(a), 7, 9(a), 10, 12(c), 12(d), 12(e), 32 and 33 of the Act and Rules 42, 53, and 54 thereunder.

Entergy Mississippi seeks authorizations to issue and sell, from time to time through March 31, 2007, not more than $900 million combined aggregate principal amount of (a) its first mortgage bonds ("Bonds"), (b) its preferred stock ("Preferred Stock"), (c) unsecured long-term indebtedness ("Long-term Debt"), and (d) directly or indirectly through one or more financing subsidiaries, other forms of preferred or equity-linked securities ("Equity Interests").

The Bonds (a) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (b) may be entitled to mandatory or optional sinking fund provisions, (c) may be issued at fixed or floating rates of interest, (d) may provide for reset of the coupon pursuant to a remarketing arrangement, (e) may be called from existing investors by a third party, (f) may be backed by a bond insurance policy and (g) will have a maturity ranging from one year to 50 years. The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to the Bonds of a particular series, as well as any associated placement, underwriting or selling fees, commissions and discounts, if any, will be established by negotiation or competitive bidding. The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Bonds of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

The Preferred Stock or Equity Interests may be issued in one or more series with such rights, preferences and priorities, including those related to redemption, as may be designated in the instrument creating each such series. The Preferred Stock or Equity Interests may be redeemable or may be perpetual in duration.

The Long-term Debt of a particular series (a) will be unsecured, (b) may be convertible into any other securities of Entergy Mississippi (except common stock), (c) will have a maturity ranging from one year to 50 years, (d) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (e) may be entitled to mandatory or optional sinking fund provisions, (f) may be issued at fixed or floating rates of interest, (g) may provide for reset of the coupon pursuant to a remarketing arrangement, and (h) may be called from existing investors by a third party. The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Long-term Debt of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

Entergy Mississippi proposes to use the net proceeds derived from the issuance and sale of Bonds and/or the Preferred Stock and/or the Long-term Debt and/or the Equity Interests for general corporate purposes, including (i) financing its capital expenditures, (ii) repaying, redeeming, refunding or purchasing any of its securities pursuant to Rule 42 and/or those issued on Entergy Mississippi's behalf pursuant to Section 9(c)(1), and (iii) financing its working capital requirements.

Entergy Mississippi states that it presently contemplates selling the Bonds and/or the Preferred Stock and/or the Long-term Debt and/or the Equity Interests by competitive bidding, negotiated public offering or private placement.

Entergy Mississippi also proposes to enter into arrangements to finance or refinance on a tax-exempt basis certain pollution control facilities and/or sewage or solid waste disposal facilities ("Facilities"). Entergy Mississippi proposes, from time to time through March 31, 2007, to enter into one or more leases, subleases, installment sale agreements, refunding agreements or other agreements and/or supplements and/or amendments thereto (each and all of the foregoing being referred to herein as the "Facilities Agreement") with one or more issuing governmental authorities (individually and collectively being referred to herein as the "Authority"), pursuant to which the Authority may issue one or more series of tax-exempt bonds ("Tax-exempt Bonds") in an aggregate principal amount not to exceed $50 million (including the possible issuance and pledge by Entergy Mississippi of up to $55 million in aggregate principal amount of Entergy Mississippi Collateral Bonds (as defined hereinafter), which $55 million is not included in the $900 million referenced above). The net proceeds from the sale of Tax-exempt Bonds will be applied to financing, or refinancing tax-exempt bonds issued for the purpose of financing, the Facilities. Entergy Mississippi further proposes, under the Facilities Agreement, to purchase, acquire, construct and install the Facilities unless the Facilities are already in operation. Pursuant to the Facilities Agreement, Entergy Mississippi will be obligated to make payments sufficient to pay the principal or redemption price of, premium, if any, and the interest on, and other amounts owing with respect to, the Tax-exempt Bonds, together with related expenses.

The Tax-exempt Bonds of a particular series (a) will have a maturity ranging from one year to 50 years, (b) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (c) may be entitled to mandatory or optional sinking fund provisions, (d) may be issued at fixed or floating rates of interest, (e) may provide for reset of the coupon pursuant to a remarketing arrangement, (f) may be called from existing investors by a third party, (g) may be backed by a municipal bond insurance policy, (h) may be supported by credit support such as a bank letter of credit and reimbursement agreement, (i) may be supported by a lien subordinate to EMI's Mortgage and Deed of Trust, as heretofore and hereinafter amended and supplemented (the "Mortgage") on the Facilities related to such Tax-exempt Bonds and (j) may be supported by the issuance and pledge of Bonds issued as collateral security for such Tax-exempt Bonds ("Collateral Bonds"). The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Tax-exempt Bonds of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

Entergy Mississippi also proposes to enter into arrangements for the issuance of up to $300 million in aggregate principal amount of municipal securities ("Municipal Securities") (including the possible issuance and pledge by Entergy Mississippi of up to $350 million in aggregate principal amount of Entergy Mississippi Municipal Collateral Bonds (as hereinafter defined), which $350 million is not included in the $900 million referenced above.) Entergy Mississippi proposes, from time to time through March 31, 2007, to enter into one or more agreements, either directly or through an affiliate (each and all of the foregoing being referred to herein as the "Municipal Securities Agreement"), with one or more issuing governmental authorities (individually and collectively being referred to herein as the "Municipal Entity"), pursuant to which the Municipal Entity may issue securities to the public on behalf of Entergy Mississippi or will loan money to Entergy Mississippi through a bank, an affiliate of Entergy Mississippi, or other person. The net proceeds from the sale of Municipal Securities will be applied to finance certain costs of Entergy Mississippi. Pursuant to the Municipal Securities Agreement, Entergy Mississippi will be obligated to make payments sufficient to provide for payment by the Municipal Entity of the principal or redemption price of, premium, if any, and interest on, and other amounts owing with respect to the Municipal Securities, together with related expenses.

The Municipal Securities of a particular series (a) will have a maturity ranging from one year to fifty years, (b) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (c) may be entitled to mandatory or optional sinking fund provisions, (d) may be issued at fixed or floating rules of interest, (e) may provide for reset of the coupon pursuant to a remarketing arrangement, , (f) may be called from existing investors by a third party, (g) may be backed by a municipal securities insurance policy, (h) may be supported by credit support such as a bank letter of credit and reimbursement agreement, (i) may be supported by a lien subordinate to the Mortgage on certain of EMI's facilities and other assets, and (j) may be supported by the issuance and pledge of Bonds issued as collateral security for such Municipal Securities ("Municipal Collateral Bonds"). The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Municipal Securities of a particular series as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

Entergy Mississippi also proposes to (a) acquire the equity securities of one or more financing subsidiaries and/or special-purpose subsidiaries, organized solely to facilitate financing, (b) to guarantee the securities issued by such financing subsidiaries and/or special purpose subsidiaries, and (c) to have the financing subsidiaries and/or special purpose subsidiaries pay Entergy Mississippi, either directly or indirectly, dividends out of capital.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.

Jonathan G. Katz Secretary